Exhibit 10.2

SIXTH AMENDMENT TO TELECOM BUSINESS CENTER NNN LEASE

THIS SIXTH AMENDMENT TO TELECOM BUSINESS CENTER NNN LEASE ("Amendment"), dated for reference purposes only as of October 5, 2017, is entered into by and between GILDRED BUILDING COMPANY, a California corporation, doing business as Campus at Copley (“Landlord”), as successor in interest to HB COPLEY BUSINESS CENTER, LLC, a Delaware limited liability company (“Prior Landlord”) as successor in interest to ARI - Copley Business Center, LLC, ARI - CBC 1, LLC, ARI - CBC 2, LLC, ARI - CBC 3, LLC, ARI - CBC 4, LLC, ARI - CBC 5, LLC, ARI - CBC 6, LLC, ARI - CBC 7, LLC, ARI - CBC 8, LLC, ARI - CBC 9, LLC, ARI - CBC 10, LLC, ARI - CBC 11, LLC, ARI - CBC 12, LLC, ARI - CBC 13, LLC, ARI - CBC 14, LLC, ARI - CBC 15, LLC, ARI - CBC 16, LLC, ARI - CBC 17, LLC, ARI - CBC 18, LLC, ARI - CBC 19, LLC, ARI - CBC 20, LLC, ARI - CBC 21, LLC, ARI - CBC 22, LLC, ARI - CBC 23, LLC, ARI - CBC 24, LLC, ARI - CBC 25, LLC, ARI -CBC 26, LLC, ARI - CBC 27, LLC, ARI - CBC 28, LLC, ARI - CBC 29, LLC, ARI - CBC 30, LLC, ARI - CBC 31, LLC, ARI - CBC 32, LLC, ARI - CBC 33, LLC, ARI - CBC 34, LLC, and ARI - CBC 35, LLC, each a Delaware limited liability company (collectively, "ARI-CBC Prior Landlord"), and REVA MEDICAL, INC., a Delaware corporation ("Tenant").

RECITALS:

A.Landlord, as successor in interest to Prior Landlord, and Tenant are parties to that certain Telecom Business Center NNN Lease dated December 18, 2001 (the "Original Lease"), by and between FSP Telecom Business Center Limited Partnership, a Massachusetts limited partnership ("FSP"), as landlord, and Tenant (then known as "MD3 Incorporated"), as tenant, as amended by: (i) that certain First Amendment to Lease dated January 3, 2005 (the "First Amendment"), by and between FSP, as landlord, and Tenant, as tenant; (ii) that certain Second Amendment to Lease dated February 18, 2006 (the "Second Amendment"), by and between ARI Commercial Properties, Inc., a California corporation, agent for the tenant in common owners (“ARI Commercial”), successor-in-interest to FSP, as landlord, and Tenant, as tenant; (iii) that certain Third Amendment to Lease dated December 14, 2006 (the "Third Amendment"), by and between ARI Commercial, as landlord, and Tenant, as tenant; (iv) that certain Fourth Amendment to Lease dated May 7, 2008 (the "Fourth Amendment"), by and between ARI Commercial, as landlord, and Tenant, as tenant; and that certain Fifth Amendment to Telecom Business Center NNN Lease dated August 28, 2011 (“Fifth Amendment”) by and between ARI-CBC Prior Landlord, as successor in interest to ARI Commercial, as landlord, and Tenant, as tenant (the Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment, is hereafter, the "Lease"). Pursuant to the Lease, Tenant currently leases from Landlord approximately 37,470 leasable square feet of space (the “Premises”) commonly known as Suites 51-A, 51-B and 51-E within that certain building located at 5751 Copley Drive, San Diego, California (the "Building"), as more particularly described in the Lease. Capitalized terms used in this Amendment without definition have the meanings given them in the Lease. The Lease, as amended by this Amendment, is sometimes hereinafter referred to as the “Amended Lease”.

B.The Lease, by its terms, will expire on January 31, 2018 (“Prior Expiration Date”), and the parties desire to extend the term of Lease (“Term” or “Term of the Lease”) and amend the Lease on the following terms and conditions.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Extension.  The Term of the Lease is hereby extended for a period of eighty eight (88) months and shall expire on May 31, 2025 (“Extended Expiration Date”) unless sooner terminated in accordance with the terms of the Amended Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (the “Extended Term Commencement Date”) and

ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”. Neither this Amendment nor this extension operates to release Tenant from liability for any amounts owing or to come due under the Lease (e.g., without limitation, rents for periods prior to the Extended Term Commencement Date) or any defaults under the Lease.

2.Monthly Base Rent. Tenant shall pay Monthly Base Rent for the Premises for each month of the Extended Term as follows:

EXTENDED TERM	MONTHLY BASE RENT
02/01/2018 – 01/31/2019	$65,573.00
02/01/2019 – 01/31/2020	$67,540.00
02/01/2020 – 01/31/2021	$69,566.00
02/01/2021 – 01/31/2022	$71,653.00
02/01/2022 – 01/31/2023	$73,803.00
02/01/2023 – 01/31/2024	$76,017.00
02/01/2024 – 01/31/2025	$78,298.00
02/01/2025 – 05/31/2025	$80,647.00

The Amended Lease is a triple net lease, and Tenant is obligated to pay Monthly Base Rent in full, as and when due pursuant to the Amended Lease, in addition to, and not in lieu of, Tenant’s obligations under the Amended Lease to pay Operating Expenses, Real Property Taxes, utilities, janitorial services, additional rents, costs and other amounts pursuant to the Amended Lease, all in accordance with the terms of the Amended Lease. Without limiting the foregoing, Tenant shall continue to be responsible for all utilities and janitorial services with respect to the Premises.

Provided the Amended Lease is not terminated due to Tenant being in material default under the Amended Lease beyond applicable cure periods, Landlord agrees to abate Tenant’s obligation to pay the Monthly Base Rent due for the months of March 2018, February 2019, February 2020, and February 2021 (the “Abatement Month(s)”) (the total amount of abated Monthly Base Rent being hereinafter collectively referred to as the “Abated Amount”). Tenant will still be responsible for the payment of all other monetary obligations due under the Amended Lease during such Abatement Months including, without limitation, Tenant’s Percentage Share of Operating Expenses and Real Property Taxes. Tenant acknowledges that any material default by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should Landlord at any time during the Extended Term terminate the Amended Lease as a result of a material default by Tenant, then, in addition to all of Landlord’s other rights and remedies (including, without limitation, the right to recover damages), to the extent permissible under applicable law the total unamortized sum of such Abated Amount (amortized on a straight line basis over the Extended Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord. Nothing herein is intended to limit any other rights or remedies available to Landlord under the Amended Lease or at law or in equity (including, without limitation, the remedies under California Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws) in the event Tenant materially defaults under the Amended Lease.

3.Operating Expenses and Real Property Taxes. Prior to the Extended Term Commencement Date and continuing through the Extended Term, Tenant shall continue to pay Tenant’s Percentage Share of Operating Expenses and Tenant’s Percentage Share of Real Property Taxes in accordance with the Amended Lease including, without limitation, Sections 6 and 9 of the Original Lease. Tenant acknowledges that Landlord has the right to determine Tenant’s Percentage Share from time to time as provided under the Amended Lease, including, without limitation, Section 6.4 of the Original Lease, and that the Premises contain 100% of the leasable space of the Building. Landlord agrees that in calculating Tenant’s Percentage Share of Operating Expenses for calendar year 2019 and subsequent calendar years or portions thereof to the extent within the Extended Term, that portion of Operating Expenses which are controllable by Landlord (specifically excluding, without limitation, insurance premiums, taxes, assessments, Real Property Taxes, costs of utilities, payments pursuant to Section 6.1.9 of the Original Lease, costs of capital improvements, costs not within Landlord’s reasonable control, costs for compliance with laws, and costs arising from force majeure) will not increase more than five percent (5%) per year over the amount of the controllable Operating Expenses for calendar year 2018 (“Controllable Operating Expense Base Year”) on a cumulative basis. By way of example only, if the controllable Operating Expenses in calendar year 2018 are $100,000.00, then calendar year 2019’s cap is $105,000.00, calendar year 2020’s cap is $110,000.00, calendar year 2021’s cap is $115,000.00, etc. If the Extended Term is extended pursuant to Section 10 below, then the foregoing limitation on increases of controllable Operating Expenses will continue, however, commencing with calendar year 2026 and for each subsequent calendar year or portion thereof within the first Option Term, the Controllable Operating Expense Base Year shall be calendar year 2025, and likewise, if the Extended Term is further extended by the second Option Term, then commencing with calendar year 2031 and for each subsequent calendar year or portion thereof within the second Option Term, the Controllable Operating Expense Base Year shall be calendar year 2030. Without limiting the scope of costs or expenses that are not controllable Operating Expenses, the Parties agree that all costs and expenses of a capital nature (e.g., without limitation, capital improvements, equipment, tools, repairs, replacements or assets) are not subject to the foregoing limitations and caps. In addition to the other Operating Expenses, and without application of the foregoing limitations or caps or any Operating Expense exclusions or limitations, Tenant shall pay to Landlord as an Operating Expense throughout the Extended Term an annual property management fee (inclusive of all fees and costs typically encompassed as part of the property management fees for a commercial building in the Kearny Mesa submarket) equal to three percent (3%) of the annual base rent (i.e., 12 times the Monthly Base Rent applicable to the year for which such fee is being assessed) under the Amended Lease.

4.Security Deposit. As of the date of this Amendment, Landlord holds Sixty Thousand Four Hundred Dollars ($60,400.00) as a Tenant security deposit. Landlord continues to have the right to hold, use or apply such security deposit pursuant the provisions of the Amended Lease, including, without limitation, Section 7 of the Original Lease.

5.Tenant Improvements. The work letter attached hereto as Exhibit “A” (“Work Letter”) is incorporated herein by this reference. Tenant agrees that the Tenant Improvements, as defined in the Work Letter, shall be installed in accordance with the Work Letter. Subject to the terms and conditions of the Work Letter, Landlord will provide the Tenant Allowance, as defined in the Work Letter. Tenant is currently in possession of the Premises, accepts the Premises in its AS-IS condition, and agrees that Landlord has no existing or future obligation to make any refurbishments, alterations or improvements to the Premises, or to pay for, reimburse or provide an allowance for the cost of any refurbishments, alterations or improvements to the Premises, except only for the one-time Tenant Allowance as expressly provided under, limited to, and subject to the terms and conditions of, this Amendment and the Work Letter.

6.HVAC Units.  Attached hereto as Exhibit “B” and incorporated herein by this reference is a general depiction of the HVAC units on the Building roof as of the date of this Amendment (“HVAC Unit Depiction”). The “Phase I Units” mean the nine (9) HVAC units identified as the Phase 1 Units on the HVAC Unit Depiction. The “Phase 2 Units” mean the ten (10) HVAC units identified as the Phase 2 Units on the HVAC Unit Depiction, excluding ducting. The “Remaining Units” mean the five (5) HVAC units, excluding ducting, identified on the HVAC Unit Depiction as units HP3, HP4, HP5, HP6 and HP7. The Phase I Units have been replaced by Landlord and the unit identified as HP25 on the HVAC Unit Depiction has been removed (collectively, the “Phase 1 Work”).  Landlord has borne the cost of the Phase 1 Work, which cost will not be passed through to Tenant as part of Operating Expenses. Landlord will cause the replacement of the Phase 2 Units. Landlord will use commercially reasonable efforts to cause the replacement of the Phase 2 Units within six (6) months following the Extended Term Commencement Date. The cost of the replacement of the Phase 2 Units will be amortized over their useful life (not less than 18 years) in a commercially reasonable manner Landlord elects (which may include reasonable charges for interest on the unamortized amount, not exceeding 7% per annum) and billed to Tenant outside of Operating Expenses. Tenant shall pay to Landlord such amortized amounts as so billed from time to time concurrently with Tenant’s payments of Tenant’s Percentage

Share of Operating Expenses as and when due (and if Landlord elects to estimate Tenant’s Percentage Share of Operating Expenses pursuant to Section 6.3 of the Original Lease, then Tenant’s payments of such amortized amounts shall be paid in monthly installments along with Tenant’s monthly payment of such estimates unless directed otherwise by Landlord). Tenant is obligated to pay one hundred percent (100%) of such amortized amounts falling within the Extended Term as opposed to some lesser Tenant Percentage Share, and such amortized amounts are not subject to any cap, maximum threshold, condition or limitation applicable to capital improvements, Operating Expenses (controllable or otherwise) or otherwise, notwithstanding any provision of the Amended Lease to the contrary. The Remaining Units will be replaced by Landlord if the cost to repair them to working condition is equal to or more than twenty five percent (25%) of the cost to replace the Remaining Units, all as determined by Landlord in a commercially reasonable manner. If Landlord replaces the Remaining Units, Landlord shall defer such replacement to sometime during calendar year 2019, and the cost of replacement will be passed through to Tenant as part of the Operating Expenses attributable solely to the Building without any cap, maximum threshold, condition or limitation applicable to capital improvements, Operating Expenses (controllable or otherwise) or otherwise, notwithstanding any provision of the Amended Lease to the contrary. Landlord’s obligations under this Section 6 are subject to Tenant’s prompt cooperation in providing Landlord’s contractors with access to the Building roof (and other areas of the Building as reasonably needed or convenient). Landlord’s obligations under this Section 6 are also subject to delays due to any force majeure events (including, without limitation, inclement weather or inability to timely obtain labor, equipment or materials) and are conditioned on Tenant not becoming in material default (beyond applicable cure periods) under the Amended Lease. Further, the obligations of Landlord under this Section 6 shall be tolled for any delays caused by Tenant.

7.Roof Membrane. Landlord will cause the exterior roof membrane of the Building roof to be overlaid, at Landlord’s sole cost, after completion of the replacement of the Phase 2 Units. Landlord’s obligations under this Section 7 are subject to Tenant’s prompt cooperation in providing Landlord’s contractors with access to the Building roof (and other areas of the Building as reasonably needed or convenient). Landlord’s obligations under this Section 7 are also subject to delays due to any force majeure events (including, without limitation, inclement weather or inability to timely obtain labor, equipment or materials). Further, the obligations of Landlord under this Section 7 shall be tolled for any delays caused by Tenant.

8.Parking. Provided Tenant continues to lease one hundred percent (100%) of the leasable space in the Building, Tenant’s parking rights during the Extended Term are as follows: Tenant may use on a first-come first-serve basis, and in common with other tenants and permittees of the Project, up to a maximum total of one hundred twenty (120) unreserved parking spaces (inclusive of parking spaces designated for disabled persons, subject to applicable law); provided, however, if, at any time, the tenants of the buildings on Parcel 1 and Parcel 3 (as defined below) are no longer authorized by Landlord to park in the parking spaces on Parcel 2 (as defined below), then, from and after notice thereof to Tenant from Landlord, Tenant shall not be entitled to use, and shall not use, parking spaces on Parcel 3 and Tenant shall not be entitled to use, and Tenant shall not use, more than thirteen (13) unreserved parking spaces on Parcel 1 or any parking spaces designated for visitors on Parcel 1. In all events, Tenant’s parking space allocations hereunder are reduced pursuant to Section 15. j. of the Fifth Amendment. The above maximum parking is inclusive of, and not in addition to, any parking space rights under any shared parking agreements. Tenant does not have the right to use any reserved parking spaces at the Project. Tenant’s rights and uses regarding parking spaces are subject to the restrictions and the Landlord rights and reservations under the Amended Lease (including, without limitation, Landlord’s right under Section 23 of the Original Lease to re-designate the areas of the Common Areas where Tenant may park), the Rules, applicable laws, and all declarations, covenants, conditions, restrictions, parking agreements, easements and easement agreements encumbering the Project (or any portion of the Project) now or hereafter in effect or recorded including, without limitations, any amendments, restatements or modifications thereto.  “Parcel 1” is the area described and depicted as Parcel 1 on Exhibit C attached hereto, which exhibit is incorporated herein by reference. Likewise, “Parcel 2” is the area described and depicted as Parcel 2 on Exhibit C and “Parcel 3” is the area described and depicted as Parcel 3 on Exhibit C.

9.Roof Access. During the Extended Term while Tenant leases and occupies one hundred percent (100%) of the leasable square feet of the Building, Landlord will use commercially reasonable efforts (a) not to authorize access to the Building roof by other tenants of the Project who do not lease space in the Building and do not have a then existing right of access to the Building roof and (b) to coordinate timing of any Building roof access by Landlord or its agents or contractors before accessing such roof; provided, however, that such efforts are not required in connection with any emergency or exigent circumstance or during any period that Tenant is in material default under Amended Lease or in connection with work or inspections relating to compliance with applicable law or requirements under governance documents of record affecting the Building or Project.

10.Extension Options. Tenant acknowledges and agrees that Tenant has no options and/or rights to lease additional space at the Project and, except as otherwise expressly provided herein below, Tenant has no options and/or rights to extend the Extended Term. Subject to the terms and conditions of this Section 10, Landlord hereby grants to Tenant up to two (2) options to extend the Extended Term (each an “Extension Option”), each for a consecutive period of five (5) years (each an "Option Term"), on the same terms, covenants and conditions as provided for in the Amended Lease during the Extended Term except as otherwise provided below in this Section 10. Monthly Base Rent shall initially be equal to the "fair market rental rate" for the Premises for each Option Term as defined and determined in accordance with the provisions of Section 10.a. below, subject to annual rent increases during each Option Term. The first Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord no sooner than that date which is fifteen (15) months and no later than that date which is ten (10) months prior to the expiration of the Extended Term. The second Extension Option must be exercised, if at all, by Extension Notice delivered by Tenant to Landlord no sooner than that date which is fifteen (15) months and no later than that date which is ten (10) months prior to the expiration of the first Option Term; provided, however, that the first and second Extension Option shall automatically become void and of no effect if Tenant fails to validly exercise the first Extension Option. Provided Tenant has properly and validly exercised an Extension Option, the Extended Term shall be extended by the five (5) year Option Term for that Extension Option, and all terms, covenants and conditions of the Amended Lease shall remain in full force and effect except that (a) Monthly Base Rent shall initially be equal to the "fair market rental rate" for the Premises for that Option Term as defined and determined in accordance with the provisions of Section 10.a. below, subject to annual rent increases during that Option Term, (b) the other economic terms will be established by Landlord, which may be taken into consideration when determining the fair market rental rate for that Option Term, (c) if Tenant fails to timely and validly exercise the second Extension Option, the second Extension Option shall be void and of no effect and tenant shall have no further options remaining, (d) after the exercise of the second Extension Option, Tenant shall have no further options remaining, and (e) Landlord shall have no obligation whatsoever in connection with any such extension to remodel, alter or improve the Premises or Building for use by Tenant, to provide any improvement or construction allowance to Tenant, or to pay or reimburse Tenant for any remodeling, alterations or improvements to the Premises or Building. The extension rights under this Section are “one-time, if at all” rights only, and are not renewing or reoccurring rights whether in connection with any further extension of the Term or otherwise.

a.Fair Market Rent

i)The term "fair market rental rate" as used in this Section 10 means the monthly amount, projected for each year of the Option Term (including annual increases), that a willing, non-equity, private sector tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality building located in the Kearny Mesa submarket would accept, in an arm's length transaction (what Landlord is accepting in then current transactions for the Project may be considered for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the then existing improvements in the Premises, and taking into account all other relevant factors or items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, lease term, rental rates, space availability, Premises size, tenant improvement allowances, parking charges and any lease concessions (e.g., free rent or abated rent), if any, then being charged or granted by Landlord or the lessors of such similar buildings in such submarket. All economic terms other than the Monthly Base Rent, such as, without limitation, tenant improvement allowance amounts, if any, operating expense allowances, if any, parking charges, etc., will be established by Landlord and may be considered when determining the fair market rental rate for the Option Term.

ii)In the event Tenant timely delivers a valid Extension Notice, Landlord shall use commercially reasonable efforts to give to Tenant written notice of Landlord's determination of the fair market rental rate for the corresponding Option Term not later than sixty (60) days after the date of Landlord’s receipt of the Extension Notice. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing in a notice delivered to Landlord, which notice will set forth the reasonable basis for the objection. If Tenant fails to deliver such notice prior to the expiration of Tenant’s Review Period, Tenant shall be deemed to have agreed with Landlord that the fair market rental rate is the fair market rental rate determined by Landlord, and the Term will be extended by the applicable Option Term as provided hereinabove in this Section 10. If, however, within Tenant's Review Period Tenant timely notifies Landlord as provided above of Tenant’s reasonable objection to Landlord’s determination of the fair market rental rate, Landlord and Tenant will meet to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 10.a.i) above and shall attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant's Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting, if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (which fifth business day may be referred to as the "Outside Agreement Date"), Tenant's delivery of the Extension Notice shall be rescinded and all Extension Options will be deemed null and void unless either Landlord or Tenant gives written notice to the other, within five (5) business days after the Outside Agreement Date, of its decision to submit the matter to appraisal, whereupon the Extension Notice shall automatically be and become irrevocable and the parties shall proceed to determine the fair market rental rate for the Premises in accordance with the appraisal provisions set out below.

iii)(a)Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over at least the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Kearny Mesa submarket.  The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 10.a.i). above. Each such appraiser shall be appointed within ten (10) business days after the Outside Agreement Date.

(b)The two (2) appraisers so appointed shall within ten (10) business days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)The three appraisers shall within ten (10) business days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such ten (10) business day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision (absent material manifest error by an appraiser) or to undo the exercise of the Extension Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specific in Section 10.a.iii)(a) hereinabove, the appraiser appointed by one of them shall within ten (10) business days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision (absent material manifest error by the appraiser) or to undo the exercise of the Extension Options.

(e)If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of San Diego County to appoint a third appraiser meeting with qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for either party.

(f)The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary), shall be shared equally by Landlord and Tenant.

(g)If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable extension term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of monthly installments of Base Rent if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to the Amended Lease confirming the terms of the decision.

b.Extension Options in General.  An Extension Option may be exercised only by the original Tenant executing this Amendment or an Assignee Permitted Transferee (as defined below), while subleasing not more than 50% of the Premises and without the intent of thereafter assigning the Amended Lease or subletting the Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Amendment or an Assignee Permitted Transferee. The Extension Options under this Amendment are neither assignable separate and apart from the Amended Lease nor separable from the Amended Lease in any manner, either by attempted reservation or otherwise. Tenant will have no right to exercise an Extension Option, notwithstanding any provision of the grant of options to the contrary, and Tenant’s exercise of any Extension Option may be nullified by Landlord, in Landlord’s sole and absolute discretion, and deemed of no further force or effect, if (i) Tenant is in material default under the terms of the Amended Lease beyond applicable cure periods as of Tenant’s exercise of the Extension Option in question or at any time after the exercise of the Extension Option and prior to the commencement of the Option Term, or (ii) Tenant has sublet more than 50% of the Premises. The Extension Options are economic terms which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Extended Term. The term “Assignee Permitted Transferee” means a Permitted Transferee as defined in Section 16.1 of the Original Lease (as that Section was modified by Section 16 of the Fifth Amendment) who is then the successor in interest to the Amended Lease by assignment from the original Tenant executing this Amendment in compliance with such Section 16.1. Tenant acknowledges and agrees that Tenant has no option, right of first refusal or right of first offer to purchase the Building, the Project or any portion thereof or to lease any expansion space within the Project.

11.Early Termination Right.  Tenant acknowledges and agrees that except as otherwise expressly provided below in this Section 11, Tenant has no early termination option and/or right under the Amended Lease. Tenant may terminate the Amended Lease as of January 31, 2023 (“Early

Termination Date”) on the terms and subject to the conditions of the Amended Lease, including, without limitation, this Section 11. To exercise such early termination right, Tenant must (a) on or before April 29, 2022, deliver written notice to Landlord that Tenant elects to terminate the Amended Lease as of the Early Termination Date (“Early Termination Notice”) and (b) pay to Landlord Six Hundred Fifty Thousand Dollars ($650,000.00) in immediately available U.S. funds (“Early Termination Fee”) concurrently with delivery of the Early Termination Notice. Tenant’s failure to make such delivery and concurrent payment by April 29, 2022 shall be deemed Tenant’s irrevocable waiver of the early termination right hereunder, time being of the essence, and such right being a one-time right. The Early Termination Fee is consideration for Landlord permitting Tenant to terminate the Amended Lease as of the Early Termination Date and does not limit Tenant’s continuing obligation to pay rent or other amounts as and when due for, within, or accruing in or for, any periods on or prior to the Early Termination Date.

12.Notices. Landlord’s address for notices is hereby amended to provide as follows:

Gildred Building Company

dba Campus at Copley

550 West C. Street, Suite 1820

San Diego, CA 92101

Attn: Gregg Haggart, CEO

Telephone:  (619) 232-6361

Facsimile:  (619) 696-0991

13.CASp Inspection:  The Premises have not undergone an inspection by a Certified Access Specialist (CASp), and a disability access inspection certificate, as described in subdivision (e) of Section 55.53 of the California Civil Code, has not been issued for the Premises. In accordance with Section 1938 of the California Civil Code, Tenant is advised of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Accordingly, the parties hereby agree that Tenant shall have the right, but not the obligation, to have a CASp inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law; provided, however, that such CASp inspection shall not be conducted unless and until: (i) Tenant has first delivered at least ten (10) days’ prior written notice to Landlord and the parties have thereafter entered into a written agreement confirming the timing, manner and confidentiality of such CASp inspection and any report thereon; and (ii) Tenant has agreed in writing that Tenant shall be solely liable for (and shall indemnify and defend Landlord harmless from and against any claims or liabilities relating to) any fees, costs or liabilities respecting such CASp inspection and any report thereon. If it is determined that the Premises do not meet all applicable construction-related accessibility standards, then Tenant shall promptly make, but subject to the Amended Lease provisions otherwise requiring Landlord’s prior consent to repairs or other alterations to the Premises, any repairs necessary to correct violations of construction-related accessibility standards identified by such inspection, at Tenant’s sole cost and expense (subject to Tenant’s right to seek reimbursement from the Tenant Allowance for such purpose in accordance with the terms and conditions of the Work Letter).

14.Minor Alterations. Subject to the other provisions of the Amended Lease, Tenant may make a Minor Alteration (as defined below) to the interior of the Premises without necessity of obtaining Landlord’s prior written consent if and only if: (a) at least thirty (30) days prior to commencement of construction, Tenant gives Landlord written notice of Tenant’s intent to perform the Minor Alteration along with a reasonably detailed written description of the intended Minor Alteration (which description must be reasonably sufficient in detail and cost breakdown to substantiate that the proposed Alteration is in fact a Minor Alteration, the reasonably estimated total cost of the Minor Alteration, and that Landlord’s consent is not required), the estimated date of commencement of the construction of the Minor Alternation and specifying all contractors that Tenant intends to use; (b) the proposed Minor Alteration will not result in Landlord having to do any work or incur any costs or expenses (whether in connection with the Premises, Building, Common Areas or otherwise); (c) the proposed Minor Alteration does not involve any Hazardous Materials other than as may be contained in minor quantities in typical construction materials, such as paint and carpet glue; (d) the total cost of the proposed Minor Alteration shall not cause Tenant to exceed the Annual Minor Alteration Threshold (as hereinafter defined); and (e) the design, installation and use of the Minor Alteration shall be performed in compliance with all applicable laws and in compliance with the provisions of the Amended Lease. A “Minor Alteration” means an Alteration to the interior of the Premises that does not affect the Common Areas, the exterior or structure or roof of the Building, any Building access doors or other Building entries, that is not visible from outside of the Premises, does not affect any portion of the Building systems (i.e., electrical, gas, plumbing, HVAC) outside of the Premises interior, does not involve the installation of any vaults or other uniquely heavy equipment, does not require a permit, and which would not result in the increase in premiums or cancellation of any applicable insurance coverage pursuant to the Amended Lease. Tenant agrees to comply with the provisions of the Amended Lease (including, without limitation, Sections 4.1, 13.3, and 13.5 of the Original Lease) in connection with each Minor Alteration including, without limitation, the design, installation, use, repair, replacement or removal of each Minor Alteration. Tenant shall not make more than fifty thousand dollars ($50,000.00) in Minor Alterations per calendar year (“Annual Minor Alteration Threshold”).

15.Brokers.  In connection with this Amendment, Tenant is represented by Jones, Lang, LaSalle and Hughes Marino (collectively, “Tenant’s Broker”) and Landlord is represented by CBRE (“Landlord’s Broker”). In connection with this Amendment, Landlord is responsible for a leasing commission to Landlord’s Broker pursuant to the terms and subject to the conditions of a separate written agreement between Landlord and Landlord’s Broker. In connection with this Amendment, Landlord’s Broker is responsible for payment of a leasing commission to Tenant’s Broker pursuant to the terms and subject to the conditions of a separate written agreement between Landlord’s Broker and Tenant’s Broker. Tenant and Landlord each agree that no other person, firm, broker or finder is entitled to any commission or finder’s fee in connection herewith. If any other person or entity brings a claim for a commission or finder’s fee based on dealings or communications with Landlord or Tenant, then the party through whom such claimant makes its claim shall defend, indemnify and hold harmless the other party from and against such claim and the costs and expenses (including, without limitation, reasonable attorneys’ fees) reasonably incurred by such indemnified party in connection with such claim.

16.Interpretation. Landlord and Tenant have cooperated and participated in the drafting of this Amendment and, therefore, the provisions of this Amendment shall be interpreted in accordance with their usual and customary meaning, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Amendment. Headings in this Amendment are for convenience only and do not aid in the interpretation of the provisions of this Amendment. This Amendment is governed by and shall be construed in accordance with the laws of the State of California applicable to contracts executed and wholly to be performed in the State of California.

17.Effect. Landlord and Tenant agree that except as specifically modified by this Amendment, the Lease has not been modified, and the Lease is in full force and effect as modified by this Amendment.  To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern.

18.Tenant and Landlord Authority.  Each of Landlord and Tenant represents that the person or persons signing this Amendment on their behalf has the requisite authority to execute and deliver this Amendment on their behalf and to bind the party on whose behalf her or she has executed and delivered this Amendment, and each party shall, upon written request of the other party, provide satisfactory evidence thereof to the requesting party.

19.No Substitution of Premises.  The parties acknowledge that Section 32 of the Lease was deleted in its entirety pursuant to Section 8 of the Addendum to the Original Lease attached to the Original Lease as Exhibit F.

20.Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed and original, and all of which, taken together, shall constitute one and the same Amendment. Signatures to this Amendment sent by email (including “.pdf”) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Amendment with its actual signature to the other party upon request, but failure to do so shall not affect the enforceability of this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed by them or their duly authorized representatives as of the date first above written.

LANDLORD: GILDRED BUILDING COMPANY, a California corporation, doing business as Campus at Copley By: /s/ Gregg Haggart Name: Gregg Haggart Title: Chief Executive Officer
TENANT: REVA MEDICAL, INC., a Delaware corporation By: /s/ Regina E. Groves Name: Regina E. Groves Title: Chief Executive Officer

EXHIBIT A

WORK LETTER

[TENANT BUILD W/TENANT ALLOWANCE]

This Work Letter is attached to and incorporated by reference into that certain Sixth Amendment to Telecom Business Center NNN Lease ("Amendment") dated for reference purposes October __, 2017 between Gildred Building Company, a California corporation, doing business as Campus at Copley (“Landlord”), and REVA Medical, Inc., a Delaware corporation (“Tenant”). Capitalized terms used herein without definition have the meanings ascribed to them in the Amended Lease as the “Amended Lease” is defined in the Amendment.

1.TENANT IMPROVEMENTS. The term "Tenant Improvements" means those items of tenant premises improvement construction shown on the Final Plans (described in Section 4 below) approved by Landlord.

2.SCHEDULE. Prior to March 31, 2018, Tenant shall deliver to Landlord, for Landlord’s review and approval or disapproval, a schedule showing a proposed timetable for the planning, permitting, Work Cost Estimate, construction and Completion of the Tenant Improvements (“Proposed Design and Construction Schedule”). Landlord has the right to approve or disapprove the Proposed Design and Construction Schedule, with approval not to be unreasonably withheld. Tenant shall revise the Proposed Design and Construction Schedule to incorporate changes reasonably requested by Landlord. The Proposed Design and Construction Schedule (as may be revised, as applicable) ultimately approved in writing by Landlord is the “Design and Construction Schedule”. Subsequent to Landlord’s approval of such schedule, Tenant may from time to time request reasonable changes to the schedule, and Landlord shall have the right to approve or disapprove the proposed changes (which approval shall not be unreasonably withheld). If Landlord approves the proposed changes in writing, such schedule as changed will be the Design and Construction Schedule. Notwithstanding the foregoing or anything contained in any schedule, the Allowance Outside Date shall not be extended.

3.CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter: Dana Sterle, The Gildred Companies, 5431 Avenida Encinas, Suite E, Carlsbad, California 92008, (760) 438-9200, Ext. 103, dana@gildredco.com. Landlord may change its representative under this Work Letter at any time by providing not less than five (5) days prior written notice to Tenant. Tenant hereby appoints the following person as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter: Richard Kimes, SVP Operations, REVA Medical, Inc. (858)966-3016, rkimes@revamedical.com. Tenant may change its representative under this Work Letter at any time by providing not less than five (5) days prior written notice to Landlord. All notices and communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing to the intended recipient’s address set forth above delivered in compliance with the notice provisions of the Amended Lease or via email, with emailed notice being considered given and received on the same day upon successful transmission and receipt unless the email is sent after 5:00 p.m. in the receiving location, in which event the emailed notice will be considered received on the immediately following business day.

4.TENANT IMPROVEMENT PLANS

(a)Preparation of Space Plans. Landlord has the right to approve or disapprove the architect for the design of the Tenant Improvements, and Tenant shall retain only an architect approved in writing by Landlord. Landlord hereby pre-approves of Tenant’s engagement of Ocio Design Group (“Ocio”) as Tenant’s architect for the Tenant Improvements, should Tenant select Ocio after Tenant conducts a bid process to determine its proposed architect (subject to Tenant’s right to replace Ocio as Tenant’s architect with a replacement architect that is approved in writing by Landlord). The architect selected by Tenant and pre-approved or approved in writing by Landlord is sometimes hereinafter referred to as “Tenant’s Architect”. Tenant and Landlord will meet with Tenant’s Architect for the purpose of promptly

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reviewing preliminary space plans for the layout of the Premises prepared by Tenant’s Architect (“Space Plans”). The Space Plans must be sufficient to convey the reasonably detailed architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord for Landlord’s approval or disapproval (whether in Landlord’s sole and absolute discretion or in Landlord’s reasonable discretion, as applicable hereunder). If Landlord disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor. Tenant will then submit to Landlord for Landlord’s approval or disapproval, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord and those revisions requested by Landlord in Landlord’s sole and absolute discretion as to matters or approvals subject to Landlord’s sole and absolute discretion. Landlord will respond to each of Tenant’s submittal of redesigned Space Plans (i.e., Landlord may approve or disapprove) and this process shall continue until Landlord approves a set of redesigned Space Plans. The Space Plans to be used for generation of the Final Plans must be the Space Plans approved in writing by Landlord.

(b)Preparation of Final Plans.  Based on the Landlord approved Space Plans, Tenant’s Architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements (collectively, the “Final Plans”). The Final Plans must show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including, without limitation, carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduits, ducting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements in reasonable detail. The Final Plans will be submitted to Landlord for approval or disapproval (whether in Landlord’s sole and absolute discretion or in Landlord’s reasonable discretion, as applicable hereunder). If Landlord disapproves any aspect of the Final Plans, e.g., without limitation, based on any material inconsistency with the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor. Tenant will then cause Tenant’s Architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord and those changes requested by Landlord in Landlord’s sole and absolute discretion as to matters or approvals subject to Landlord’s sole and absolute discretion. Landlord will respond to any Tenant submittal and this process will continue until Landlord approves of the Final Plans.

(c)Additional Requirements of Final Plans.  In addition to the requirements described above, the Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell, Building roof, Building structure and with the design, construction, systems and equipment of the Building; (ii) comply with all applicable laws, ordinances, rules, building codes and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iii) not require Building service beyond the level normally provided to other tenants in the Project and will not overload the Building floors; and (iv) be of a class and quality consistent with improvements of similar spaces in similar buildings in the Kearny Mesa market area of San Diego.  In each instance under this Work Letter that Tenant initially submits a set of plans to Landlord for review and approval or disapproval, Landlord will use commercially reasonable efforts to respond to Tenant within ten (10) days following such submittal. In each instance under this Work Letter that Tenant submits to Landlord, for review and approval or disapproval, revisions to plans previously reviewed by Landlord, Landlord will use commercially reasonable efforts to respond to Tenant within five (5) days following such submittal.  In each instance that Landlord responds to plans or revised plans submittal by Tenant, Tenant shall use commercially reasonable efforts to respond to Landlord (with revised plans, as applicable) within five (5) days following Landlord’s response.

(d)Submittal of Final Plans.  Once approved by Landlord, Tenant’s Architect will promptly submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit.  Tenant’s Architect, subject to Landlord’s prior approval (which approval may be given or withheld in Landlord’s sole and absolute discretion or in Landlord’s reasonable discretion, as applicable hereunder), will make any changes to the Final Plans which are reasonably requested by the applicable governmental authorities and are approved by Landlord (which approval may be given or withheld in Landlord’s sole and absolute discretion or in Landlord’s reasonable discretion, as applicable hereunder) to obtain the building permit. After Landlord’s approval of the Final Plans after reviewing all requested

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changes of governmental authorities, no further changes may be made without the prior written approval of  Landlord (which approval may be given or withheld in Landlord’s sole and absolute discretion or in Landlord’s reasonable discretion, as applicable hereunder) and Tenant, and then only after agreement by Tenant to pay any and all excess costs (i.e., costs exceeding the Tenant Allowance or work outside of the scope of the items to which the Tenant Allowance may be applied) resulting from the design and/or construction of such changes.

(e)No Changes to Shell of Building or Common Areas.  Notwithstanding anything to the contrary  contained in this Work Letter, Tenant shall not make (and shall not include in any Space Plans or Final Plans) any Alterations to the Common Areas (including, without limitation, any parking areas, parking spaces, isles, driveways or access ways, paths of travel, or utility facilities in the Common Areas), Building shell, Building exterior, Building roof, Building structure, Building exterior doors or accesses, or to any of Landlord’s HVAC, plumbing, mechanical, electrical, communication or other of Landlord’s systems in the Building (collectively, “Building/Common Area Alterations”), without first obtaining Landlord’s prior written approval thereof, which approval may be given or withheld in Landlord’s sole and absolute discretion, it being understood that the Tenant Improvements are limited to Landlord approved Alterations within the space leased by Tenant within the Building. However, notwithstanding anything to the contrary contained in the foregoing, Tenant may include proposed Common Area ADA Changes (as defined in Section 5(c) below) in its plans submitted to Landlord for Landlord’s giving or withholding approval of such proposed Common Area ADA Changes in accordance with Section 5(c) below. If Landlord approves any Building/Common Area Alterations, Tenant shall be solely responsible for the total costs and liability for all such work and materials, and no portion of such costs shall be payable or reimbursable from the Tenant Allowance.  Additionally, Landlord has the right to elect to cause its own contractors to perform such work and obtain such materials, and Tenant shall nonetheless, remain solely responsible for the cost thereof as and when billed to Tenant by Landlord. However, notwithstanding anything to the contrary contained in the foregoing, construction and payment responsibility for any Common Area ADA Changes that are approved in writing by Landlord, if any, are provided in Section 5 (c) below. Notwithstanding anything to the contrary contained in this Work Letter, in no event shall Landlord be required to approve or allow any changes to the Common Areas to alter any parking space ratios or numbers for the Project or for any building, tenant or parcel of the Project.

(f)Work Cost Estimate and Statement.  Prior to the commencement of construction and in accordance with the Design and Construction Schedule, Tenant will submit to Landlord a written good faith reasonable estimate of the total cost to Complete the Tenant Improvements (“Work Cost Estimate”), which will (i) be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City of San Diego if and to the extent approved by Landlord (whether in Landlord’s sole and absolute discretion or in Landlord’s reasonable discretion, as applicable, depending on the modifications), (ii) include estimates on a line item basis and (iii) include reasonably detailed substantiation of the estimate. Landlord will either approve the Work Cost Estimate or disapprove specific items and submit to Tenant revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed until Landlord approves the Work Cost Estimate. The Work Cost Estimate ultimately approved by Landlord is hereinafter known as the “Work Cost Statement”. Tenant shall be solely responsible for, and shall pay, one hundred percent (100%) of all costs and expenses that are not expressly within the scope of the items in Section 5(a) below for which the Tenant Allowance may be applied.  Also, Tenant shall pay one hundred percent (100%) of the excess of the costs and expenses of the items within the scope of the Tenant Allowance exceeding the Tenant Allowance.

5.PAYMENT FOR THE TENANT IMPROVEMENTS

(a)Tenant Allowance. Subject to the terms and conditions of the Amendment and this Work Letter, Landlord will contribute a one-time improvement allowance against reimbursement of Tenant’s payment of those certain costs of the Tenant Improvements expressly provided below in this Section 5(a), in an amount up to, but in no event exceeding in total aggregate Twenty One Dollars ($21.00) per leasable square foot of the Premises which is Seven Hundred Eighty Six Thousand Eight Hundred Seventy Dollars ($786,870.00), such amount being the “Tenant Allowance”. No portion of the Tenant Allowance shall be

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used for any other purposes and Tenant shall have no right at any time to any credit, deduction, payment or use of any portion of the Tenant Allowance except as expressly provided in this Work Letter. In no event shall the total amount payable by Landlord under this Work Letter exceed the Tenant Allowance except for the amounts that may become payable by Landlord, if any, in accordance with Section 5(c) below. Below are the costs which may be reimbursed from the Tenant Allowance subject, however, to the terms and conditions of the Amendment and this Work Letter (including, without limitation, those provisions that exclude or disallow the use or application of the Tenant Allowance):

(i)The reasonable cost of preparing the Space Plans and the Final Plans, as approved by Landlord.  However, the Tenant Allowance will not be used for payments to any designers or architects other than Tenant’s Architect, and if Landlord elects, Landlord’s architect;

(ii)Governmental plan check, permit and license fees necessary for construction of the Tenant improvements.

(iii)The reasonable costs of the following to the extent they comprise the Tenant Improvements included in the Final Plans as approved by Landlord:

(aa)Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, and millwork;

(bb)All electrical wiring, lighting fixtures, outlets and switches of the Tenant Improvements within the Premises;

(cc)The furnishing and installation of all duct work, terminal boxes, diffusers and accessories within the Premises necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control of after-hour air conditioning;

(dd)All fire and life safety control systems within the Premises such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ee)All plumbing, fixtures and pipes necessary for and within the Premises;

(ff)One supplemental HVAC unit within the Premises for the Premises server room (“Supplemental HVAC Unit”);

(gg)The cost of reasonably necessary testing and inspection of equipment within the Premises;

(hh)The reasonable costs of standard or generic office suite interior improvements within the Premises that are included in the Final Plans as approved by Landlord; and

(ii)The reasonable costs of alterations within the Premises mandated by the City of San Diego for compliance with the Americans With Disabilities Act of 1990, as amended, and California Title 24.

(iv)A fee (“Tenant’s Construction Management Fee”) not to exceed one percent (1%) of the lesser of the actual cost of the Tenant Improvements or that portion of the Tenant Allowance applicable toward reimbursement of the items set forth above in Sections 5.(a)(i) through (iii)(ii) paid for by Tenant, for the services of Tenant’s construction management services consultant, if one is hired by Tenant. Tenant may use Jones Lang LaSalle, Hughes Marino or another construction management consultant approved by Landlord in writing; and

(v)A fee (“Landlord’s Construction Management Fee”) payable to Landlord in the amount of one percent (1%) of that portion of the Tenant Allowance applicable toward reimbursement of the items set forth above in Sections 5.(a)(i) through (iii)(ii). Landlord has the right to pay Landlord’s Construction Management Fee to Landlord from the Tenant Allowance.

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(b)Excess Costs. Tenant shall be solely responsible for payment of any and all costs in excess of the Tenant Allowance and any and all costs outside the scope of items towards which the Tenant Allowance may be applied.  Tenant shall pay all such costs promptly as and when due. In no event will the Tenant Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems, telecommunication systems, computers, IT equipment, or any item of personal property which is not permanently affixed to the Premises.

(c)Common Area ADA Changes. If the final set of the Final Plans (after governmental authority review) ultimately approved by Landlord in writing expressly include and depict Common Area ADA Changes (as defined below) that are ultimately approved in writing by Landlord, then Landlord shall be responsible for constructing such Common Area ADA Changes and responsible for the costs of constructing them not to exceed the Threshold (as defined below). “Common Area ADA Changes” mean Mandated ADA Alterations (as defined below) to the outdoor Common Areas wholly within Parcel(s) 1, 2 and/or 3 of the Project (as defined in the Amendment and described in Exhibit C to the Amendment) that do not exceed in aggregate total expense and cost (including, without limitation, all hard costs, soft costs, materials, labor, fees and expenses) Three Hundred Thousand Dollars ($300,000.00) (“Threshold”) as reasonably estimated by Landlord. “Mandated ADA Alterations” means alterations to outdoor parking spaces, sidewalks or drive isles and/or other elements of the outdoor Common Areas for the accommodation or accessibility of disabled persons in compliance with the Americans With Disabilities Act of 1990, as amended, and California Code of Regulations Title 24, required by the City of San Diego as a condition to those Tenant Improvements within the Premises interior that are ultimately approved by Landlord. No Common Area ADA Changes are deemed approved or required, it being understood that Landlord has the right to approve or disapprove proposed Common Area ADA Changes in Landlord’s reasonable discretion; provided, however, if the aggregate total expense and cost of all Common Area ADA Changes are less than or equal to One Hundred Thousand Dollars ($100,000.00) as reasonably estimated by Landlord, then Landlord shall use commercially reasonable efforts to cause the construction of them.  As part of such commercially reasonable efforts, Landlord shall use commercially reasonable efforts to seek and obtain consents from any Project occupant, easement holder, lender or owners’ association that has approval rights over such work. If Landlord disapproves proposed Common Area ADA Changes, and if Tenant, in good faith, disputes whether such disapproval was reasonable under the terms of this Work Letter, then the June 30, 2019 date set forth in Section 5(e) below shall be extended day-for-day for each day of such good faith dispute, up to, but not exceeding one hundred eighty (180) days of total extension. Common Area ADA Changes do not include, and Landlord has no obligation to make or pay for, any improvements, additions or other alterations to the Premises, Building, Common Areas or Project (including, without limitation, Mandated ADA Alterations) arising from or in connection with any Building/Common Area Alterations. The immediately preceding sentence is not meant to waive Tenant’s right to include proposed Common Area ADA Changes in proposed plans as provided under this Work Letter, rather it is meant to provide that if Tenant seeks to make any Building/Common Area Alterations (e.g., without limitation, a structural change or a change a Building access door), and if Landlord approves them in Landlord’s sole and absolute discretion, Landlord is not responsible for any additions, improvements or other alterations in connection therewith whether or not mandated by the City or other governmental agency.

(d)Governmental Cost Increases. Cost of Tenant Improvements due to requirements of any governmental agency shall be the sole responsible of Tenant, excepting only as expressly provided otherwise in Section 5.(a)(iii)(ii) above. Tenant will be solely responsible, at its sole cost and expense, for satisfying all requirements of any governmental agency necessitating alterations to the Premises, Building, Common Areas, Project or off-site, including, without limitation, in order to remove, add or alter barriers to accessibility or paths of travel, or to add or alter one or more paths of travel or parking spaces for the disabled, excepting only as expressly provided otherwise in Section 5. (a)(iii)(ii) above and Section 5.(c) above.

(e)Unused Tenant Allowance Amounts.  From and after the date that is the earlier of (i) the Completion of all of the Tenant Improvements and, subject to the terms and conditions of this Work Letter, the disbursement of the applicable portion of the Tenant Allowance for such Completion, or (ii) June 30, 2019 (the earlier being the “Allowance Outside Date”), the entire unused portion, if any, of the

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Tenant Allowance shall be retained by Landlord as its sole property and shall not be paid to Tenant and shall not be made available to Tenant in any manner (payment, credit, deduction or otherwise) whether for completion of any Tenant Improvements started, for any future improvements, or for anything else.

(f)Disbursement of the Tenant Allowance.  Provided Tenant does not become in material default under the Amended Lease (including, without limitation, this Work Letter) beyond applicable notice and cure periods, Landlord shall disburse a portion of the Tenant Allowance to Tenant toward reimbursement to Tenant for the actual construction costs within the scope of those items to which the Tenant Allowance applies which Tenant reasonably incurred and paid for the construction of the Tenant Improvements in accordance with the following clauses (i) through (vi) of the Section 5.(f); provided, however, that any payment obligation of Landlord shall cease upon the earlier exhaustion of the Tenant Allowance. The amounts of the Tenant Allowance which may become payable to Tenant as provided below will, in each instance, be reduced by Landlord in the amount equal to that portion of the Landlord’s Construction Management Fee payable to Landlord, as Landlord determines, and such fee amounts will be retained by Landlord from the Tenant Allowance as its sole property, and the Tenant Allowance will be reduced thereby in each instance.

(i)Twenty-five percent (25%) of the Tenant Allowance shall be disbursed to Tenant after Landlord has received “Evidence of Completion and Payment” as to fifty percent (50%) of Tenant Improvements having been completed and paid for in full by Tenant as described herein below;

(ii)An additional fifty percent (50%) of the Tenant Allowance shall be disbursed to Tenant after Landlord has received “Evidence of Completion and Payment” as to seventy-five percent (75%) of Tenant Improvements having been completed and paid for in full by Tenant as described herein below;

(iii)An additional fifteen percent (15%) of the Tenant Allowance shall be disbursed to Tenant after Landlord has received “Evidence of Completion and Payment” as to ninety percent (90%) of Tenant Improvements having been completed and paid for in full by Tenant as described herein below;

(iv)The final ten percent (10%) of the Tenant Allowance shall be disbursed to Tenant when Landlord has received “Evidence of Completion and Payment” as to one hundred percent (100%) of the Tenant Improvements having been Completed and paid for in full by Tenant as described herein below and satisfaction of the conditions described in subparagraph (vi) below of this Section 5.(f);

(v)As to each phase of completion of the Tenant Improvements described in subparagraphs (i) through (iii) above in this Section 5.(f), the appropriate portion of the Tenant Allowance shall be disbursed to Tenant only if Tenant is not in material default under the Amended Lease (including, without limitation, this Work Letter) and only after Landlord has received the following “Evidence of Completion and Payment”:

(A)Tenant has delivered to Landlord a written draw request (“Draw Request”) in form and content satisfactory to Landlord and Landlord’s lender specifying that the requisite portion of the Tenant Improvements has been completed, together with written evidence of such completion and invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment in full by Tenant of all costs and expenses which are payable in connection with such portion of the Tenant Improvements including, without limitation, those covered by the Draw Request. The Draw Request shall constitute a representation by Tenant to Landlord that the Tenant Improvements identified therein have been completed in a good and workmanlike manner and in accordance with the Final Plans and applicable law, and have been paid for in full;

(B)Tenant’s Architect has certified to Landlord in a writing duly signed by Tenant’s Architect that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;

(C)Tenant has delivered to Landlord valid, properly completed, dated and duly executed unconditional waivers and releases on progress payment, pursuant to, and in the form required by, California Civil Code Section 8134 (showing no exceptions for retentions, extras or otherwise), from

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each and all of Tenant’s contractors including, without limitation, the Direct Contractor, Tenant’s architect, design professionals, agents, suppliers, equipment lessors and all subcontractors (collectively, “Contractors”) with respect to the then-requested payment amounts, and such other evidence of Tenant’s payment of all Contractors for the portions of Tenant Improvements covered by the Draw Request and the absence of any liens filed or generated in connection with such portions of the Tenant Improvements, all as may be reasonably required by Landlord; and

(D)Landlord, Landlord’s architect or construction representative has inspected the Tenant Improvements and determined that the portion of the Tenant Improvements covered by the Draw Request has been completed in a good and workmanlike manner.

(vi)The final disbursement of the Tenant Allowance pursuant to subparagraph (iv) above of this Section 5.(f) shall be disbursed to Tenant only if Tenant is not in material default under the Amended Lease (including, without limitation, this Work Letter) and only after Landlord has received Evidence of Completion and Payment as to all of the Tenant Improvements and the following conditions have been satisfied:

(A)Tenant shall have timely and validly recorded and served (including the deliveries pursuant to California Civil Code Section 8190) a valid and effective notice of completion (pursuant to California Civil Code Sections 8182 et seq.) for the Completion of the entirety of the Tenant Improvements (“NOC”) and delivered to Landlord a date stamped conformed copy of the recorded NOC, written evidence of the deliveries required for the NOC to be effective, and copies of all preliminary notices given by any claimants or Contractors. Sixty (60) days shall have elapsed, with no liens filed, following the recordation and service of the NOC; provided, however, if Landlord reasonably determines that the NOC is not valid and effective (e.g., without limitation, it was not properly drafted, served or recorded), then one hundred twenty (120) days shall have elapsed, with no liens filed, following Completion of the Tenant Improvements;

(B)A certificate of occupancy (or its jurisdictional equivalent, i.e., original stamped building permit inspection card with all final sign-offs) for the Tenant Improvements and the Premises has been issued by the City of San Diego;

(C)Tenant has delivered to Landlord: (i) valid, properly completed, dated and duly executed unconditional waivers and releases upon final payment (showing no exceptions for disputed claims, extras or otherwise), pursuant to, and in the form required by, California Civil Code Section 8138, from each and all of the Contractors for the entirety of the Completed the Tenant Improvements; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant’s architect; (iii) original stamped building permit plans; (iv) a complete set of the “as‑built” drawings of the Tenant Improvements, if Tenant obtains “as-built drawings, and in any event, a complete set of the construction drawings for the Tenant Improvements (which may be on a CD ROM disc); (v) one year written warranties from all Contractors; (vi) manufacturer’s warranties and operating instructions; (vii) final punchlist completed and signed off by Tenant’s architect; and (viii) such other evidence of Completion of the Tenant Improvements, Tenant’s payment of all Contractors in full for the entirety of the Completed Tenant Improvements, and the absence of any liens in connection with the Tenant Improvements, as Landlord may reasonably require.

(D)Landlord has determined that no work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure, roof or exterior appearance of the Building, or the Common Areas;

(E)The satisfaction of any other requirements or conditions which may be required or imposed by Landlord’s lender with respect to the construction of the Tenant Improvements and payment of amounts from the Tenant Allowance; and

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(F) Tenant has delivered to Landlord reasonably detailed written evidence satisfactory to Landlord that all costs of the Tenant Improvements, including, without limitation, those in excess of the Tenant Allowance, have been paid for in full by Tenant.

(g)Books and Records.  At its option, Landlord, at any time and from time to time, prior to the date that is three (3) years after the final disbursement of the Tenant Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant in each case, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord’s auditor at the Premises within fifteen (15) days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Amended Lease, Landlord may recover from Tenant the cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.

6.CONSTRUCTION OF TENANT IMPROVEMENTS. Following (a) Landlord’s approval of the Final Plans, Tenant’s Architect, the Work Cost Statement, the Contractors, the insurance required under Section 8(e) below, and (b) the issuance of the building permit for the Tenant Improvements, Tenant shall cause its Direct Contractor (selected as provided in Section 8(n)) to mobilize for the job, to commence with the construction of the Tenant Improvements and thereafter diligently proceed to Completion, all in accordance with applicable law and the Amended Lease (including, without limitation, Section 13 of the Original Lease), and all in a good and workmanlike manner. Tenant shall use diligent efforts to cause its Direct Contractor to Complete the Tenant Improvements in a diligent, good and workmanlike manner in accordance with the Final Plans and the Design and Construction Schedule. Tenant will cause the Tenant Improvements to be constructed and performed (i) during times and in a manner reasonably determined by Landlord to minimize interference with any other tenants’ use and enjoyment of the Project and (ii) in full compliance with all of Landlord’s rules and regulation applicable to third party contractors, subcontractors and suppliers performing work at the Project. Landlord shall have the right to enter upon the Premises from time to time to inspect the construction activities and status of construction following reasonable advance notice to Tenant or without notice if the event Landlord in good faith believes there to be an urgent or emergency circumstance or in the exercise of Landlord’s rights under the Amended Lease. However, Landlord is under no obligations to inspect or supervise construction of any Tenant Improvements, and no inspection by Landlord shall be construed as a representation that the Tenant Improvements are in compliance with the Final Plans, free of defect or fault, or are in conformance with applicable law. Tenant shall provide to Landlord not less than thirty (30) days prior written notice of the Tenant’s good faith estimate of the date of commencement of construction of the Tenant Improvements. Immediately upon the first day of commencement of construction, Tenant shall notify Landlord in writing of such commencement. Landlord shall have the right to record and post a notice of non-responsibility to obtain the protections afforded pursuant to California Civil Code Section 8444.

7.SUBSTANTIAL COMPLETION AND COMPLETION. As used in this Work Letter “Substantially Complete” or “Substantial Completion” means completion of construction of the Tenant Improvements in accordance with the Landlord approved Final Plans with the exception of minor details of decoration, mechanical adjustments or other such punch list items which do not materially interfere with Tenant’s use or occupancy of the Premises, all as certified by the Direct Contractor and Tenant’s Architect, in writing to, Landlord and Tenant, and Tenant has obtained a certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificate, Tenant and Landlord will conduct a walk-through inspection of the Premises and Landlord shall thereafter provide to Tenant a written punchlist specifying those decoration and other punchlist items which require completion, which items Tenant will thereafter promptly and diligently cause to be completed. As used in this Work Letter, “Complete” or “Completion” means completion of construction of the Tenant Improvements in accordance with the Landlord approved Final Plans with all punchlist items having been identified and completed all as certified by the Direct Contractor and Tenant’s Architect, in writing, to Landlord and Tenant, and Tenant has obtained a final

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certificate of occupancy (or jurisdictional equivalent) for the Premises from the local governmental authority permitting occupancy of the Premises.

8.MISCELLANEOUS CONSTRUCTION COVENANTS

(a)No Liens. Tenant shall not allow the Tenant Improvements or the Building or the Project or any portion thereof or any interest of Landlord therein to be subjected to any mechanics’, designers’ materialmen’s or other liens or encumbrances arising out of or in connection with the Tenant Improvements. If any such liens or encumbrances are filed, Tenant shall, within fifteen (15) days after such filing, cause such liens or encumbrances to be removed of record by satisfying such liens or encumbrances or recording a surety bond therefor and providing Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Project against such liens or encumbrances. Landlord may, without waiving its rights and remedies based on such default by Tenant and without releasing Tenant from any obligations under the Amended Lease (including, without limitation, this Work Letter) cause such liens to be released by any means Landlord deems proper including, without limitation, paying the claim or posting security to cause the discharge of the lien or encumbrance. In such event, Tenant shall reimburse Landlord, as additional rent, for all amounts Landlord pays including, without limitation, reasonable attorneys’ fees and costs.

(b)Diligent Construction. Tenant will promptly, diligently and continuously cause the Direct Contractor to pursue construction of the Tenant Improvements to successful Completion in conformance with the Final Plans, the Design and Construction Schedule and this Work Letter. At times when both Tenant and Landlord are causing work to be performed at the Project (e.g., without limitation, when Landlord is causing work to be performed pursuant to this Work Letter or Sections 6 or 7 of the Amendment) Tenant and Landlord shall reasonably cooperate with one another so as not to unreasonably interfere with the other’s work to the extent practicable under the circumstances in an effort to allow all work to be timely performed. Such reasonable cooperation includes, without limitation, cooperation as to the use of the Temporary Staging Area.

(c)Compliance with Laws. Tenant will cause the Tenant Improvements to be constructed in a safe and lawful manner. Tenant shall, at its sole cost and expense, require compliance with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be promptly provided to Landlord when obtained. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord, shall be promptly repaired or replaced by Tenant at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

(d)Indemnification. Without limiting any other defense or indemnity obligations of Tenant under the Amended Lease, and subject to the provisions of Section 10.4 of the Original Lease, Tenant shall indemnify, defend and hold harmless Landlord, the Premises, the Building and Project from and against any and all suits, claims, actions, damages, fines, penalties, fees, losses, costs or expenses of any nature whatsoever, together with attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the design, the staging or construction thereof or any work or materials in connection therewith (including, but not limited to, claims for breach of warranty, workers compensation, personal injury or property damage, and any materialmen’s, design professionals’ or mechanics’ liens).

(e)Insurance. Tenant shall not cause the commencement of construction of the Tenant Improvements unless and until Tenant first has in place, at Tenant’s sole cost and expense, all insurance required of Tenant under the Amended Lease, including, without limitation, workers compensation insurance, commercial general liability insurance, property damage insurance, and meeting the requirements of Sections 10.1 and 13.1 of the Original Lease, as well as, through the Direct Contractor, a policy of “All Risks” builders’ risk insurance, with minimum coverage equal to $2,000,000.00 maintained by the Direct Contractor, and not less than $1,000,000.00 maintained by each of the subcontractors, and issued by an insurance company satisfactory to Landlord and Landlord’s lender and generally rated at

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least “A/VIII” by A. M. Best Insurance Service. Further, Tenant shall cause the Direct Contractor and each subcontractor to obtain and maintain at all times workers compensation insurance, commercial general liability insurance and completed operations insurance in the forms and in amounts reasonably satisfactory to Landlord and Landlord’s lender and generally rated at least “A/VIII” by A. M. Best Insurance Service. All such policies (including, without limitation, the All Risks builders’ risk insurance) shall provide that not less than thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation, and shall name Landlord and any lender with an interest in the Premises, and anyone else with an insurable interest in the Project or Building that Landlord reasonably requests, as additional insureds, and must also comply with all of the applicable terms and provisions of the Amended Lease relating to insurance. All such policies shall be primary coverage with respect to the “All Risks” builders’ risk insurance and completed operations insurance. Not less than twelve (12) business days prior to the commencement of construction of the Tenant Improvements, Tenant shall furnish to Landlord certificates of all such insurance or, if requested by Landlord, the original policies thereof, for Landlord’s approval or disapproval, which approval shall not be unreasonably withheld. Tenant shall not allow the commencement of the Tenant Improvements until Landlord has approved all such insurance in writing.  Landlord’s approval of such insurance shall not be deemed a limitation on the liability of Tenant or any contractor to the coverage amounts so approved.

(f)Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises or Building in general. Tenant shall defend, indemnify, hold harmless and reimburse Landlord for any and all actions, claims, suits, proceedings, damages, losses, fines, penalties, costs or expenses threatened against or incurred by Landlord (including, without limitation, attorneys’ fees and costs) by reason of any defect in any portion of the Tenant Improvements constructed by or for Tenant or any Contractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.

(g)Additional Services. If the construction of the Tenant Improvements require additional services or facilities (including, but not limited to, cleanup or other cleaning services, or trash removal) that can reasonably be provided by Landlord, Landlord shall have the right, but not the obligation, to provide any such services or facilities; provided Landlord commits to doing so at rates that are commercially reasonable and in a time frame that satisfies the Design and Construction Schedule. If Landlord elects to provide any such services or facilities, then Tenant shall promptly pay Landlord for the full costs and expense thereof, plus an overhead fee equal to three percent (3%) of the costs and expense of the same.

(h)Coordination of Labor. All Contractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to any portion of the Project. Nothing in this Work Letter shall, however, require Tenant to use union labor.

(i)Work in Adjacent Areas. No work or storage or staging of any equipment, contractor vehicles, bins, construction trailers, or materials, shall be done or performed in any of the Common Areas except only in those portions of Parcel 2 identified as “Temporary Staging Area” on Exhibit A-1 attached to this Work Letter and incorporated herein by this reference, and only in accordance with the provisions hereof and all reasonable rules and conditions Landlord imposes. Tenant shall ensure that the Temporary Staging Area is screened from view in a manner reasonably acceptable to Landlord and in compliance with all applicable laws, and that the Temporary Staging Area is used in compliance with all applicable laws (including, without limitation, all applicable fire safety and fire vehicle access codes, and all laws pertaining screening, storm water pollution and fugitive dust) and all declarations, easements, governance documents and owners’ association documents of record title to the Project. Tenant shall ensure that neither the Temporary Staging Area nor the use thereof results in the alteration, blockage or impairment of any Project driveways or access ways or any interference with the access, parking, use, enjoyment or occupancy of the Project by other tenants of the Project or Landlord or any of their respective invitees or permittees. Use of the Temporary Staging Area is limited to temporary use only and only in connection with the construction of the Tenant Improvements through Substantial Completion

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thereof. Tenant shall cause the Temporary Staging Area to be lawfully cleared of all equipment, contractor vehicles, materials, trash, debris, and broom-swept clean, promptly upon Substantial Completion of the Tenant Improvements. Landlord reserves the right to relocate of the Temporary Staging Area in Landlord’s commercially reasonable discretion or as may be required by law or Project governance/owners’ association documents.

(j)HVAC Systems. Tenant agrees to be entirely responsible for the maintenance and the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant. The Supplemental HVAC Unit shall be affixed to the Building and remain as part of the Building and shall not be removed by Tenant, including, without limitation, upon the expiration or earlier termination of the Amended Lease.

(k)Amended Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Amended Lease. This Work Letter is part of the Amended Lease and any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Amended Lease for which Landlord shall have all of the rights and remedies as in the case of a breach of the Amended Lease by Tenant.

(l)Approval of Plans. Landlord is not obligated to check any Space Plans or Final Plans (or any other plans, drawings or specifications) for building code compliance or other compliance with applicable law. Approval of any of the same by Landlord is not a representation or warranty that the same are in compliance with the requirements of governing authorities, and it shall be Tenant’s sole responsibility to ensure the Tenant Improvements meet and comply with all federal, state, and local code requirements. Approval of any plans, drawings or specifications by Landlord is not a representation or warranty by Landlord regarding the adequacy, accuracy, sufficiency, efficiency, performance, or desirability of the Tenant Improvements and does not constitute any assumption of responsibility by Landlord or its architect therefor, and Tenant shall be solely responsible for such matters. Tenant shall be responsible for the function and operation of all Tenant Improvements whether or not approved by Landlord or installed by Landlord at Tenant’s request.

(m)Tenant’s Deliveries. Tenant shall deliver to Landlord, at least ten (10) business days prior to the commencement of construction of the Tenant Improvements, the following information:

(i)The names, addresses, telephone numbers, and primary contacts for the Direct Contractor and the mechanical and electrical contractors and all subcontractors engaged or to be engaged in the performance of design or construction of the Tenant Improvements or the provision of materials therefor; and

(ii)The projected date on which the construction of the Tenant Improvements will commence, together with the estimated dates of completion of the Tenant Improvements.

(n)Qualification of Contractors. Once the Final Plans have been approved by Landlord, Tenant shall competitively bid the Tenant Improvements to at least two (2) direct contractors qualified under this Work Letter. Landlord shall have the right to approve or disapprove any proposed direct contractors (which approval shall not be unreasonably withheld).  Further, Tenant shall provide Landlord with a list of all proposed subcontractors, and Landlord shall have the right to reasonably approve or disapprove the subcontractors. The direct contractor approved by Landlord and Tenant (“Direct Contractor”) shall be retained by Tenant for the construction of the Tenant Improvements in accordance with the Final Plans and the Design and Construction Schedule, and Tenant shall assure that the Direct Contractor only contracts with the subcontractors and suppliers approved in writing by both Landlord and Tenant. All Contractors must be bondable and bonded, California licensed contractors, possessing good labor relations, capable of performing high quality workmanship and working in harmony with Landlord’s general contractor and other contractors on the job, if any, all as determined by Landlord. All work shall be coordinated with general construction work at the Project, if any, and any work Landlord is causing to be performed pursuant to the Amended Lease. Prior to the commencement of construction of the Tenant

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Improvements, Tenants shall provide Landlord with a list of all subcontractors and their respective contact information. Tenant shall timely pay the Direct Contractor as and when due and shall use commercially reasonable efforts to assure the Direct Contractor’s timely payment of all subcontractors and agents. If Landlord requests at any time (before, during or after construction) to review any of the contracts between Tenant and the Direct Contractor, or any contracts with any subcontractors, then Tenant shall promptly provide complete copies thereof to Landlord. Landlord is not required to sign, and Landlord shall have no liability under or in connection with, any contracts with any Contractors notwithstanding that Landlord may review any such contract.

(o)Warranties. Tenant shall cause all Contractors to fully warrant to Landlord, in writing, the Tenant Improvements (including, without limitation, against defective materials and workmanship) for a period of not less than one (1) year after Substantial Completion of the Tenant Improvements.

(p)Landlord’s Performance of Work. Without limiting any other rights and remedies of Landlord for Tenant’s breach or default under the Amended Lease (including, without limitation, this Work Letter), within ten (10) business days after receipt of Landlord’s notice of Tenant’s failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the total cost thereof by Tenant, any and all Tenant Improvement work which Landlord determines should be performed on an emergency basis for the best interest of the Premises, Building or Project including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any Tenant Improvements work by Landlord, unless such notice is impracticable due to exigent circumstances.

(q)As-Built Drawings. If Tenant obtains “as-built” drawings (excluding furniture, art and non-affixed personal property of Tenant) of the Tenant Improvements, then Tenant shall cause a complete set of such drawings to be delivered to Landlord and/or Landlord’s Representative promptly upon Completion of the Tenant Improvements. Whether or not Tenant obtains “As-Built Drawings” of the Tenant Improvements, Tenant shall deliver to Landlord and/or Landlord’s Representative a complete set of the construction drawings for the Tenant Improvements (which may be on a CD ROM disc) promptly upon Completion of the Tenant Improvement.

(r)Applicability.  This Work Letter is not, and shall not be deemed applicable to: (a) any additional space which may be added to the Premises, whether by exercise of any options or otherwise, (b) the Premises or any portion thereof in the event of a renewal or extension of the Term of the Amended Lease, whether by exercise of any options or otherwise, or (c) the construction of any additions, improvements or other alterations not contemplated by this Work Letter. The construction of any additions, improvements or other alternations not contemplated by this Work Letter shall only be performed subject and pursuant to the conditions and provisions of the Amended Lease governing Alterations generally (including, without limitation, Section 13 of the Original Lease) unless Landlord elects, in its sole and absolute discretion, to prepare a separate work letter agreement specifically addressing such construction.

(s)Landlord’s Approval. Landlord’s approval or disapproval, or consent or withholding of consent, of any matters under this Work Letter (including, without limitation, any Space Plans, drawings, or Final Plans, or any changes thereto) will be given or withheld in Landlord’s reasonable discretion except in such instances wherein the terms provide that Landlord may give or withhold the approval or consent in Landlord’s sole and absolute discretion, in which event Landlord may give or withhold any such approval or consent in Landlord’s sole and absolute discretion. Landlord and Tenant agree that, without limiting any other reasonable basis for Landlord to disapprove or withhold consent, it is deemed reasonable for Landlord to disapprove or withhold consent if the Space Plans, drawings, Final Plans, proposed alteration or other matter: (i) exceeds or affects the structural integrity, structure or roof of the Building or any part of the roof or the HVAC, plumbing, mechanical, electrical, communication or other systems of the Building, (ii) is not approved by the holder of any mortgage or deed of trust encumbering the Building, (iii) violates any agreement which affects the Building or the Project or binds Landlord, (iv) Landlord reasonably

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believes will reduce the value of the Building, Premises or Project, (v) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction, (vi) affects the exterior of the Building, (vii) affects any Common Areas, except that with regard to Common Area ADA Changes, Landlord’s reasonable discretion standard still applies, but Landlord shall not withhold consent merely because the Common Area ADA Changes affect the Common Areas, (viii) Landlord believes will result in the governmental condition or imposition of any Building or Project alterations by Landlord, (ix) requires any consent or approval (e.g., without limitation, declarant, board, owner or architectural committee) under any easements, declarations, governance documents, covenants, conditions, restrictions or other agreements or instruments of record, or (x) is reasonably disapproved by Landlord for any other reason not set forth herein. In any event that Landlord fails to notify Tenant of Landlord’s approval or disapproval, or consent or withholding of consent, within a time frame as may be provided therefor, Landlord shall be deemed to have disapproved or to have withheld consent, as applicable. For an approval or consent by Landlord to be valid it must be in writing.

(t)No Rental Abatement. No rent obligations or other monetary or performance obligations of Tenant under the Amended Lease shall be abated or tolled in connection with any construction pursuant to the Amendment or this Work Letter whether or not Premises occupancy or use is affected. Tenant desires for such construction to be performed and acknowledges that Premises occupancy and use may be affected from time to time in the course of work.

(u)Costs and Expenses.  In each instance under this Work Letter that a cost and/or expense is to be paid by Tenant, or for which Tenant is said to be responsible, shall be the sole responsibility of Tenant and no amount of the Tenant Allowance shall be used therefor.

(v)Removal of Tenant Improvements. If specifically and conspicuously requested in writing by Tenant at the time Tenant requests Landlord’s approval of the Space Plans or the Final Plans, then Landlord will state in writing at the time it approves such plans (if approved) whether Tenant will be required to remove any of the Tenant Improvements set forth in such plans upon the expiration or earlier termination of the Amended Lease.  If there are any changes or additions to the Tenant Improvements set forth in any revised Space Plans or in any revised Final Plans, then Tenant may again, in each instance, make such request as to the modified or additional Tenant Improvements, and if so, Landlord will state in writing at the time it approves such revised plans (if approved) whether Tenant will be required to remove any of the changed or additional Tenant Improvements upon the expiration or earlier termination of the Amended Lease. In connection with such removal, Tenant shall comply with the applicable terms of the Amended Lease regarding removal of Alterations including, without limitation, Sections 13.5 and 13.6 of the Original Lease.

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EXHIBIT A-1

DEPICTION OF TEMPORARY STAGING AREA

NOT TO SCALE
TEMPORARY STAGING AREA
PARCEL MAP BOUNDARY
PARCEL 1
5771 COPLEY
LOT LINE
(TYPICAL)
5751 COPLEY
5761 COPLEY
PARCEL 3
PARCEL 2
COPLEY DRIVE
NORTH

EXHIBIT A-1

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EXHIBIT B

HVAC Unit Depiction

Hp3
Hp5
Hp6
Hp2
2014
Hp4
Hp7
RTU1
Hp1
ROOF ACCESS
RTU2
Hp28
Hp8
Hp9
Hp27
5751 Copley Dr
Hp10
Hp26
2016
Hp25
Hp11
Hp12
Hp23
Hp24
AAON 4 TON
Hp22
2015
Hp21
Hp13
Hp15
Hp14
AAON 13 TON
Hp20
Hp16
Hp19
Hp18
Hp17
PHASE 1 UNITS ///
Completed
PHASE 2 UNITS ( )
REMAINING UNITS
© 2016 INEGI
Google Earth

EXHIBIT B

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G618-016 -- 3263622.1

EXHIBIT C

PARCEL 1, PARCEL 2 AND PARCEL 3 OF THE PROJECT

LEGAL DESCRIPTION OF PARCEL 1 OF THE PROJECT

Parcel 1 of Parcel Map No. 21388, in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County on September 14, 2016, as Instrument No. 2016‑7000389 of Official Records.

LEGAL DESCRIPTION OF PARCEL 2 OF THE PROJECT

Parcel 2 of Parcel Map No. 21388, in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County on September 14, 2016, as Instrument No. 2016‑7000389 of Official Records.

LEGAL DESCRIPTION OF PARCEL 3 OF THE PROJECT

Parcel 3 of Parcel Map No. 21388, in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County on September 14, 2016, as Instrument No. 2016‑7000389 of Official Records.

EXHIBIT C – Page 1

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GENERAL DEPICTION OF PROJECT PARCELS

NOT TO SCALE
PARCEL 1
5771 COPLEY
PARCEL MAP BOUNDARY
LOT LINE
(TYPICAL)
5751 COPLEY
5761 COPLEY
PARCEL 3
PARCEL 2
NORTH
COPLEY DRIVE

EXHIBIT C – Page 2

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